Kindred Biosciences Announces Two New Appointments to Board of Directors
San Francisco, California (February 9, 2021) - Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced that it has appointed Lyndon Lien, Ph.D., an experienced biotech CEO, entrepreneur and investor, and Nanxi Liu, CEO and Co-Founder of Enplug and Co-Founder of Nanoly Bioscience, to its Board of Directors, effective February 5, 2021.
“We are very pleased to welcome Lyndon and Nanxi to our Board,” said Chief Executive Officer, Richard Chin, M.D. “With extensive investing, operating, and business development experience, Lyndon will bring valuable additional perspectives to KindredBio. Nanxi is a seasoned entrepreneur recognized by Forbes and Fortune magazines, who brings management and public board experience to KindredBio. We look forward to working with them as we advance our innovative biologics pipeline with a mission of saving and improving the lives of pets.”
Lyndon Lien is CEO and Co-Founder of Qinotto, a biopharmaceutical company discovering and developing therapeutics for neurological diseases. Previously, he was Operating Partner at Pivotal bioVenture Partners, a life sciences venture capital firm. He was also CEO and Co-Founder of Balance Therapeutics, a rare cognition and sleep disorder biopharmaceutical company which he led from early preclinical development through Phase 2 clinical trials. Dr. Lien previously served in various strategy, business development, and operating roles at Elan, J&J, and McKinsey. Dr. Lien received a PhD in Genetics and an AB from Harvard University, and an MBA from MIT Sloan School of Management.
Nanxi Liu is CEO and Co-Founder of Enplug, a digital display software company used by Fortune 500 companies, and was named one of Forbes 30 Under 30 and Fortune's 10 Most Promising Women Entrepreneurs. She also co-founded Nanoly Bioscience, a venture-backed biotech company that develops polymers that enable vaccines and other biologics to be stored without refrigeration. Ms. Liu serves on the Board of CarParts.com, on the Board of Advisors for Covington Capital Management, and on the California Department of Motor Vehicles’ New Motor Vehicle Board. She received a BS in Business Administration and BA in Political Economy from UC Berkeley.
As previously planned, Ernest Mario, Ph.D. will retire from the Board of Directors. Dr. Mario will remain as an advisor to KindredBio for the duration of the year.
“I would like to thank Ernie for his leadership and service to the KindredBio Board. Having been involved with the company since the very beginning, Ernie has played a key role in our growth into one of the world’s leading veterinary biopharmaceutical companies. I consider Ernie to be a valuable mentor and I am glad that he will continue as an advisor for the rest of the year,” added Dr. Chin.
About Kindred Biosciences
Kindred Biosciences is a biopharmaceutical company developing innovative biologics focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated targets for dogs and cats. KindredBio has a deep pipeline of novel biologics in development across many therapeutic classes, alongside state-of-the-art biologics manufacturing capabilities and a broad intellectual property portfolio.

For more information, visit: www.kindredbio.com

Contacts
For investor inquiries:
Katja Buhrer
Katja.buhrer@kindredbio.com
(917) 969-3438